AGREEMENT FOR DEED-IN-LIEU-OF-FORECLOSURE


Parties: Angeles Income Properties, Ltd. V. ("Borrower"); and Angeles Mortgage Investment Trust, a California business trust ("Lender")

Property: Property in Cuyahoga County, Ohio. The property is legally described in Schedule 1 attached hereto.

Date:     July 28, 1998


                                R E C I T A L S


          A. Borrower is the owner of fee simple title to the Property. Lender is the owner and holder of the loan documents (the "Loan Documents") described in Schedule 2 attached hereto.

            B. The Loan Documents secure outstanding principal indebtedness and accrued interest (the "Indebtedness") in excess of Two Million Dollars ($2,000,000.00). The maturity date of such Indebtedness is March 1, 1995 (the "Maturity Date"). Borrower has failed to pay the Indebtedness by the Maturity Date, and has proposed to Lender that the parties resolve Borrower's default by providing for the transfer and conveyance of the Property to Lender in exchange for Lender's agreements and consideration that are hereinafter provided in order to avoid time-consuming and expensive litigation.

            C. The Property presently is the subject of a foreclosure action styled Angeles Mortgage Investment Trust v. Angeles Income Properties Ltd., V, et al., No. 309759, pending in the Court of Common Pleas of Cuyahoga County, Ohio (the "Action"), in which Lender has sought to foreclose the Mortgage.
Final judgment has been entered in the Action, in the form of that certain Magistrate's Decision, filed as of December 31, 1997 and adopted by the Court as of March 25, 1998 (the "Magistrate's Decision").

            D. As determined in the Magistrate's Decision, the amount owed by Borrower as of May 7, 1997 on the debt secured by the Mortgage is $2,000,000 plus interest. As of July 1, 1998, the amount owed with interest is $1,252,671.71.

            E. Upon the terms and conditions set forth below, Borrower has agreed to convey the Property to Lender and to release Lender from any and all rights and claims arising out if the Loan Documents, and the Lender, upon the occurrence of the conveyance, has agreed to release and forgive the Indebtedness of the Borrower as more fully hereinafter provided.

            F. Lender, in its sole discretion, may elect to assign some or all of its rights under this Agreement and/or direct that conveyance of the Property be made to a purchaser designated by Lender.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual provisions and covenants made herein, and the receipt of other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, Borrower and Lender hereby agree that:


                                   AGREEMENTS


            1. Consideration. The consideration for the conveyance of the Property to Lender by Borrower shall be the Credit. It is the intention of the parties hereto that the delivery of the Deed (as defined below) and the Credit shall constitute a final and complete settlement of all obligations between them arising from, related to or connected with the Indebtedness.

            2. Conveyance. The Property shall be conveyed by Borrower to Lender, or at Lender's option, to Lender's designee, in lieu of Lender foreclosing upon the Loan Documents by a good and sufficient limited warranty deed ("Deed") warranting the Property to be free and clear of liens and encumbrances by, from, through, or under the Borrower except matters of record, including without limitation, (a) liens and encumbrances of record, (b) zoning ordinances, (c) easements and rights of way of record, (d) conditions, limitations, and restrictions of record, and (e) the Mortgage.

            3. Title Exceptions. Borrower and Lender have been furnished with a copy of Final Judicial Report (5327 Northfield Road, Bedford Heights, Ohio) filed in Case No. 309759 in the Court of Common Please, Cuyahoga County, Ohio, Angeles Mortgage Investment Trust, Plaintiff v. Angeles Income Properties, Ltd. V, et al., Defendants, showing that in addition to the Loan Documents, the Property is subject to (a) a lien for taxes and assessments for the first half of 1998, which are not yet due and payable, (b) a mortgage to Canada Life Assurance Company, in the principal sum of Two Million Eight Hundred Thousand Dollars ($2,800,000), (c) a lease by and between Angeles Income Properties Ltd. V dba Southgate Village Apts., Lessor, and Macke Laundry Service - Cleveland, Inc., Lessee, dated February 6, 1996, filed for record July 2, 1996 and recorded in Volume 96-06335, Page 45 of Cuyahoga County Records, and (d) the Mortgage.

            4. Representations and Warranties. Lender represents and warrants that it has the power and authority to perform this Agreement, and that the officer signing this Agreement on its behalf, is duly authorized.

            5. Escrow.  As promptly as possible, an in any event, on or before
July   , 1998, Lender shall deposit in escrow with the Squire, Sanders & Dempsey
L.L.P. (a) the Signed Note described in Schedule 2 hereof and (b) the side letter reflecting the Credit (the "Letter Agreement"). As promptly as possible,
and in any event, on or before July   , 1998, Borrower shall deposit in escrow
with Squire, Sanders & Dempsey L.L.P., the Deed and the Letter Agreement. As promptly after the foregoing items are deposited in escrow as is possible, and in any event within three (3) business days after such items are deposited, Squire, Sanders & Dempsey L.L.P. Shall consummate the transaction provided for herein by (a) filing the Deed for record and (b) delivering the Letter Agreement and the Signed Note to the Borrower. Upon filing the Deed for record, Lender shall take possession of the property and all records, reports, documents and instruments relating to the Property.

            6. Casualty and Condemnation. (a) In the case of damage or destruction to the property before the Deed is filed for record, Borrower shall promptly give Lender written notice of the damage or destruction, together with such reasonable details of which Borrower may have knowledge, including, without limitation, an estimate of the reasonable and necessary cost of restoration of the Property as nearly as practicable to its condition immediately before that damage or destruction. After Borrower's notice is given, Lender may at its option terminate this Agreement without further obligation under this Agreement, or if Lender shall elect not to terminate this Agreement, the parties to this Agreement shall close the transaction as contemplated in accordance with the terms of this Agreement and Borrower shall assign to Lender or Lender's designee all insurance proceeds, including rental loss insurance proceeds, if any, for the period from and after the Deed is filed until the Property is fully restored, for such damage or destruction.

            (b) If before the Deed is filed, written notice shall be received by Borrower of any action, suit, or proceeding to condemn or take all or any part of the Property under the powers of eminent domain, Lender shall have the right to terminate its obligations under this Agreement by notice in writing to Borrower given before the Deed is filed. If the Lender shall elect not to terminate its obligations under this Agreement, Lender shall receive an absolute assignment on the date the Deed is filed of the entire proceeds of or right to the condemnation award. Borrower shall convey the Property less that part so taken or subject to the condemnation proceeding, as the case may be.

            7. Prorations. Taxes and assessments tenant rents and utility costs, shall not be prorated. Upon conveyance, the operating account for the Property, including all tenant rents, deposits and cash, shall be transferred from Borrower and Insignia Property Residential Group, as property manager for the Property, to Lender.

            8. Expenses. Lender or Lender's designee shall pay the cost of filing the Deed for record and the title examination charges and related costs of obtaining the Final Judicial Report.

            9. Dismissal of Action. Upon execution of this Agreement and receipt by Squire, Sanders & Dempsey L.L.P. in escrow of the Deed and Letter Agreement, Lender shall file a Motion to Dismiss with regard to the Action in the form attached hereto as Exhibit A.

            10. Broker. Borrower represents that the Property is not listed for sale with a real estate broker or agent, and Borrower and Lender agree that upon the filing of the Deed for record, no commission or other payment shall be due or payable to any entity or person.

            11. Failure of Title. If for any reason whatsoever, the status of the title changes between the date hereof and the date of closing, then at the option of Lender, this Agreement shall terminate, and Borrower and Lender shall be released of all liabilities and obligations hereunder; provided, however, that (a) the Lender may waive any title exception or defect which is not among Title Exceptions, and (b) Borrower shall have thirty (30) days after the change of status of title in which to cure the same unless the change is acceptable to Lender.

            12. Restoration of Rights and Remedies. If for any reason whatsoever this Agreement shall terminate and not be consummated in accordance with its terms and conditions, the Lender shall be fully restored to all rights and remedies which it has at law or in equity or pursuant to the terms of the Loan Documents and Borrower shall not be entitled to, and shall not raise the existence or termination of this Agreement as a defense to any action which Lender may institute against Borrower pursuant to the Loan Documents.

            13. Notices. All notices, demands and requests given or required or desired to be given hereunder shall be in writing and shall be delivered in person or by overnight express delivery or by United States certified mail, return receipt requested, postage prepaid, as follows:

            To Borrower:      Angeles Income Properties, Ltd. V
                              c/o Insignia Properties Trust
                              One Insignia Financial Plaza
                              Greenville, South Carolina  29602
                              Attention:  John Lennon

            To Lender         Angeles Mortgage Investment Trust
                              340 N. Westlake Blvd.
                              Suite 230
                              Westlake Village, CA  91362
                              Attention:  Anna Merguerian

            with a copy to:   Squire, Sanders & Dempsey
                              4900 Key Tower
                              127 Public Square
                              Cleveland, Ohio  44114
                              Attention:  Dynda A. Thomas

            14. Counterparts. This Agreement may be executed in several counterparts, each of which shall, for all purposes, be deemed an original. All of such counterparts, taken together, shall constitute one and the same agreement.

            15. No Merger. It is the express intention of the Borrower and the Lender that the mortgage estate created by the Mortgage and fee ownership are not intended to merge as a result of the conveyances contemplated hereby, but shall remain separate.


            16. Entire Agreement. This Agreement, the Deed, the Release and any other instrument delivered hereunder, constitutes the entire agreement of the parties hereto as to the subject matter hereof, and there are no agreements, representations, warranties or promises as to the subject matter hereof which are not set forth herein.

            17. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of Borrower and Lender, their respective successors, assigns, grantees, and legal representatives.

            Borrower and Lender have executed this Agreement by and through their respective duly authorized officers and partners as of the date set forth above.

                                 ANGELES INCOME PROPERTIES, LTD. V
                                  a California limited partnership


                                 By:    Angeles Realty Corporation
                                        a California Corporation
                                        Its General Partner



                                 By:    /s/ Robert D. Long, Jr.
                                        Robert D. Long, Jr.
                                        Its Vice President


                                 ANGELES MORTGAGE INVESTMENT TRUST
                                 a California business trust


                                 By:    /s/ Anna Merguerian
                                        Anna Merguerian
                                        Its Vice President